Exhibit 77(c)


Matters submitted to a Vote of Security Holders

On June 14, 2007, an Annual Meeting of Shareholders for ING Global Equity Dividend and Premium Opportunity Fund was held at which the shareholders were asked to elect three Class II Trustees to represent the interests of the holders of Common Shares of the Fund until the election and qualification of their successors.

                                                                Shares
                                                                voted
                                                Shares       against or     Shares      Total Shares
                           Trustee            voted for        withheld    abstained        Voted
                           -------            ---------        --------    ---------        -----
Class II Trustees    John V. Boyer          89,692,287.725   795,257.335                90,487,545.060
                     Patricia W. Chadwick   89,702,595.725   784,949.335                90,487,545.060
                     Sheryl K. Pressler     89,684,219.725   803,325.335                90,487,545.060